Exhibit 99.1

C O R P O R A T E   P A R T I C I P A N T S

Rasmus Van Der Colff, Vice President, Finance & Chief Accounting Officer

Patrick Dennis, President and Chief Executive Officer

Barry Plaga, Chief Financial Officer and Chief Operating Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Kevin Liu, B. Riley & Co.

Brian Alger, Roth Capital Partners

Michael Kim, Imperial Capital

Mark Schappel, The Benchmark Company

Andrew Nowinski, Piper Jaffray

Hendi Susanto, Gabelli & Company, Inc.

P R E S E N T A T I O N

Operator:

Good afternoon, everyone, and welcome to Guidance Software’s Fourth Quarter 2016 Earnings Result Conference Call.  After comments by Management, we will go directly to a question-and-answer session.  As a reminder, this call is being recorded.

At this time, for opening remarks and introductions, I would like to turn the call over to Rasmus Van Der Colff, Vice President of Finance and Chief Accounting Officer.  Please go ahead.

Rasmus Van Der Colff:

Good afternoon, and welcome to Guidance Software’s fourth quarter 2016 earnings conference call.  With me today are Guidance Software’s President and CEO, Patrick Dennis, and our COO and CFO, Barry Plaga.

We would like to remind everyone that during today’s conference call, we will make certain forward-looking statements regarding the future operations, opportunities and financial performance of Guidance Software within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve a high degree of known and unknown risks and uncertainties that could cause actual results to differ materially from those to be discussed.  Please also refer to the risk factors and other disclosures contained in the Company’s most recent reports on Forms 10-K, 10-Q, and 8-K, filed with the SEC for a more detailed discussion of these factors.  The forward-looking statements made in today’s conference call are based on information available as of today, February 13, 2017, and Guidance Software assumes no obligation to update such statements to reflect events or circumstances after today’s date.

Additionally, unless otherwise noted, we will discuss non-GAAP results during today’s call.  Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP results, which can be found in today’s press release and also in our supplemental slide presentation on our website.  Lastly, I would like to remind everyone that today’s call is also available via webcast on Guidance Software’s Investor Relations website.  A replay will also be available on the site and with that I would now like to turn the call over to Patrick.  Patrick?

Patrick Dennis:

Thank you, Rasmus, and thank you everyone for joining Guidance Software’s fourth quarter 2016 earnings conference call.  On today’s call, we will offer some thoughts on the full-year 2016, discuss Q4 in detail, and affirm our guidance for 2017.

We outperformed all meaningful financial measures in 2016, revenue, EPS, product growth, and forensic security suite bookings.  We achieved those results while transforming our go-to-market execution and increasing product development velocity.  These operational modifications dovetailed with the restructuring efforts that drove improved profitability in 2016 and going forward.

The Company showed growth for the full year and continues to add an average of 1 million new endpoints per quarter, ending the year with an install base of nearly 35 million endpoints worldwide.  We also committed to making a meaningful pivot into the cyber security market in 2016.  We ended the year as the Gartner published leader in endpoint market share in the EDR segment of the cyber security space.  This was in no small part due to the success of our forensic security suite which grew 165% for the full year.

These yearend achievements were aligned to a strong Q4; revenue $29.5 million, up 6.6% year-on-year, operating margin came in at approximately 10%, EPS $0.09 versus negative $0.05 in Q4, 2015, EBITDA $3.7 million, ahead of our second half 2016 plan, and product revenue of $10.4 million, up 18% year-on-year.

The forensic security suite continues to be the majority of enterprise software bookings.  It accounted for 71% of total new enterprise software bookings in Q4.  The suite grew 170% in the quarter contributing to the full year 165% growth mentioned a moment ago.  Once again in Q4 we doubled the number of deals over $250,000 and executed another $1 million transaction.  Large transactions made up a larger portion of revenues in 2016 with full year ASP growth of more than 100%.

Let me share some of the key wins from Q4 that helped us finish the year strong.  We entered into an expanded term licensing deal with FireEye, the recognized leader in incident response services.  They’ve been a customer of our forensic product for several years and will now be deploying our EnCase Forensic product for cyber incident response across their entire consulting base.  Together we have a strong commitment to bringing cyber criminals to justice.  Carrefour is a EUR100-billion company based in France and the second largest retailer in the world.  They selected EnCase endpoint security for a corporate-wide deployment as their primary cyber security response tool.  We also won an endpoint security deal with loanDepot, one of the fastest-growing FinTech companies in the nation.  LoanDepot has funded over $90 billion of loans since 2010 and selected our endpoint security product due to its best-in-class, lightweight, and stealthy unified agent.  Cox Enterprises, an $18 billion communication and media company, expanded their relationship with Guidance with the purchase of our EnForce Risk Manager solution.  The company will be using EnForce to help audit their enterprise for existing PII and other critically sensitive data.

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We had a very big win with one of the nation’s largest insurance companies.  This well-known Fortune-100 brand chose EnCase Endpoint Investigator to manage corporate wide internal investigations for thousands of cases a year across more than 100,000 endpoints.  It’s easy to imagine how many of their insurance agents are on and off the network every day.  They were particularly compelled by our ability to triage endpoints that are disconnected from the network.  This is another proof-point that our technology scales to meet the challenges of even the largest global organizations.

With the continued shift in software mix towards forensic security, we’re developing deeper partnerships for our classic business.  This started with the announcement of an expanded relationship with kCura mentioned on our last earnings call.  The Teams have continued to deepen the integration of our leading eDiscovery solutions.  The partnership allows our customers to leverage our world class search and collection capability with relativity, to leading review platform.  We believe this is a best-of-breed solution for our combined customers.  The benefits of this relationship will be available to all of our EnCase eDiscovery customers paying maintenance.  EnCase and Relativity, the leading technologies, are being brought together as part of a best-of-breed solution for end-to-end eDiscovery.  We call this, Leaders with Leaders and we’re really excited about it.

Earlier in the call, I’ve mentioned Gartner’s updated endpoint detection and response competitive market report.  This report was published on January 10 and reflects the most current information about the segment for 2016.  We were very pleased to see that we continue to be the leading provider of total EDR endpoints according to Gartner’s analysis with 25% market share.  That means we’re deployed on approximately one quarter of the systems in the world that use EDR technology.  This same report provides evidence that we have a competitive advantage over well-known competitors like Tanium, CrowdStrike, and Carbon Black.  However, this report also forecasts that endpoint protection platforms, otherwise known as EPP, will start to consolidate EDR capabilities into a single product.

During the last call, I explained why we have a different world view.  While this may be true with the limited scale prevention and/or antivirus replacement companies, it is not true for the segment of buyers that demand the rich capabilities of true EDR to combat real cyber threats.  We see no clear path to offer best-in-class detection and remediation capabilities as part of a converged, legacy, signature-based, EPP product.  We remain steadfast that we will not chase the low value providers into a lowest common denominator solution.

In life, there are plenty of jobs for an SUV, but that doesn’t mean there aren’t a ton of pickup trucks sold to do the heavy lifting.  We are in the real work business and we intend to keep supporting the 35 million endpoints, 25% of the entire EDR install base, with the world’s best cyber incident response technology.  In fact, when you look at this through our lens, we just see the 75% of the market that’s left to go.

I began the call by sharing the results of a successful 2016.  We’ve completed the pivot in the cyber security and restructured the business for growth and profitability.  We have enhanced our stable of partners.  We’re confident our strategy aligns to fast growth markets with world class offerings.  Our customers trust us with nearly 35 million of their endpoints.  We look forward to the opportunity that this provides us in 2017.

Barry?

Barry Plaga:

Thank you, Patrick.  My prepared remarks today will focus on our fourth quarter performance.

Our fourth quarter revenues were $29.5 million, up from $27.7 million in Q3, and $27.6 million in Q4 of the prior year.  This quarter represents our fourth sequential quarter of year-over-year revenue growth, a signal of the ongoing strength and momentum we’re achieving through our focus on cyber security. Total product revenues were $10.4 million compared to $8.8 million in the fourth quarter of 2015.  The growth in product revenue was once again driven by an increase in sales of our forensic security suite,

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supported by our continued focus on pricing and the strong performance of our core forensic products.  We saw solid enterprise software bookings in the fourth quarter, primarily attributable to the forensic security suite.  In the fourth quarter, our Endpoint Security average selling price was $71,000, up over 85% compared to the fourth quarter of 2015.  In addition, during the fourth quarter, we doubled the number of deals over $250,000 compared to the prior year quarter.

Gross margin on product revenue in the fourth quarter was 77% compared to 74% in the prior-year period.  The product revenue gross margin improvement was attributable to the increase in the mix of software revenues.  Services revenues were $8.8 million, flat compared to the year ago period.  Gross margin on services was 46% compared to 37% in the year ago period.  The improvement in our services gross margin was due to the elimination of overlay and management positions in our Professional Services and Training Teams.

Maintenance revenues, which represent our recurring revenue stream, were $10.2 million, up 2% compared to the prior year.  Gross margin on maintenance revenues was 95%, in line with historical periods.  The increase in mix of our enterprise security revenue drove a 5-point overall gross margin improvement in the quarter to 74% versus 69% a year-ago.

Research and development expenses were 17% of revenues.  Selling and marketing expenses were 33% of revenues, and G&A was 11% of revenues.  Please note that as a percentage of revenues, our operating expense line items are now in line with our guidance for 2017.

We also incurred approximately $1.4 million in realignment expenses in Q4, which were related mostly to employee severance and the closure of certain facilities.

For the quarter, non-GAAP net income was $2.8 million, or $0.09 per diluted share, as compared to a non-GAAP net loss of $1.3 million, or minus $0.05 per share, in the fourth quarter of last year.

Turning to the balance sheet and some related metrics; cash and cash equivalents at December 31 totaled $12.6 million as compared to $19 million as of December 31, 2015, and $11.7 million as of September 30, 2016.  Cash flow from operations for the fourth quarter was $2.1 million compared to $1.4 million in the prior-year period.

Turning to next year, we’re confirming our guidance for 2017.  We expect our 2017 revenue to be in the range of $112 million to $118 million and non-GAAP EBITDA in the range of $9 million to $11.8 million, which is a non-GAAP EBITDA margin of 8% to 10%.  In addition, we expect non-GAAP earnings per share in the range of $0.28 to $0.36 per share, a dramatic turnaround from a loss of $0.18 for full-year 2016.

In conjunction with the business transition into security, it was an appropriate time to restructure our model to better align the cost structure of our Company.  Part of these restructuring efforts included a material reduction in our workforce over the past nine months.  We do not take these actions lightly due the impact on our employees, but we believe it is necessary to enhance our overall operating efficiencies and long term profitability.

With that, I’ll now turn the call back over to Rasmus.

Rasmus Van Der Colff:

Thanks, Barry.  Before going to Q&A, I’d like to mention that the Company will be participating at the ROTH Technology Conference in Dana Point in March.  We hope to see many of you there.  With that, Operator, please open the call for questions.

Operator:

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Thank you.  At this time, we will be conducting a question-and-answer session.  If you’d like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please, while we poll for question.

Our first question comes from Kevin Liu of B. Riley & Company.  Please proceed with your question.

Kevin Liu:

Hi.  Good afternoon.  First question here, you guys have seen some pretty strong ASPs as well as the number of deals over $250,000 doubling over the past few quarters.  As you look into the pipeline for fiscal ‘17, could you just talk about how much more leverage you feel you have on the pricing side and whether you expect to see continued upticks in the number of large deals?

Patrick Dennis:

Hey Kevin.  Sure.  So, the—I’ve kind of said this before, usually when we start to pick a metric that we talk about for a couple of quarters in a row, I hope it signals to you all that we’re going to be comfortable talking about it for some time.  I think that this idea of large deals will continue to carry on into the year and when I look into the pipeline, I see substantial transactions in that $250,000 band and I think that we could have a better year than we did in ‘16 when it comes to the million-dollar-plus transactions.

I don’t see us testing a lot more price elasticity necessarily in the year.  I think that we want to be measured about that and at this time, I feel like we’re much more closely priced to market than we have been in the past.  If we do anything in or around pricing, it will probably be on the packaging side and perhaps you’ll start to see us contemplate some subscription offers as we go through the year.

Kevin Liu:

Got it and you had a pretty material rebound in services revenues relative to the prior quarters.  Could you just talk about whether there is anything kind of one-time in nature there, whether that’s kind of a good run rate to grow also in fiscal ‘17, and related to that, do you feel the need to add any sort of headcount back into the mix with revenues running that high or would you expect gross margin to also be sustained at these levels?

Barry Plaga:

I think we’re focused on keeping gross margins at these levels and trying to improve upon them as our mix of software goes up.  In terms of services, that a solid Q4 nothing unusual or anything, any unusual nature in that quarter, but overall the maintenance revenues were up, which was good, saw good strong product revenue growth growing 18% in the quarter and 16% for the year, and I think those are the two stats that I think are at the top of our hit list for the year.

Kevin Liu:

All right, great and just one last one for me, about a year-ago at this time you guys were settling your proxy contest.  One of the provisions there was to retain an advisor and evaluate strategic alternatives.  Just curious if you guys have any update on that process?

Patrick Dennis:

Yes, sure, Kevin.  I figured at some point in time you never forget things, you’d come back around to something like this.  For those of you on the call that may not remember what Kevin’s referring to, last year as part of our proxy contest settlement with Shawn McCreight, the Company specifically agreed to

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explore strategic alternatives.  I want to be measured here.  The Company has not publicly commented about that.  However, I think it’s reasonable to conclude that we’ve taken and would continue to take any obligation seriously.  That said, the Board and Management are committed to pursuing a course of action that’s in the best interest of the Shareholders, which at this time we believe involves executing against our strategic plan as an independent entity.  Kevin, I hope that shed some light on things.

Kevin Liu:

It does.  I appreciate you taking the questions and congrats on a strong quarter.

Patrick Dennis:

Thank you.

Operator:

Our next question comes from Brian Alger of ROTH Capital Partners.  Please proceed with your question.

Brian Alger:

Hi, guys.  Good afternoon.  Can you hear me okay?

Patrick Dennis:

Yes.

Barry Plaga:

Yes.

Patrick Dennis:

Hey, Brian.

Brian Alger:

Hey, great.  Great execution last year.  I was interested to hear that you guys entered into a term license agreement with FireEye.  Obviously, you guys have had perpetual licenses in the past.  Is term licensing becoming a bigger piece of the business?

Patrick Dennis:

Brian as you know over a period of time we want to try to shift the business to be a bit more in line with the rest of the market and whether you think of term licenses as term licenses what they are.  I think of them as kind of a derivative of more broadly speaking subscriptions.  Over a period of time, we’ll continue to make that shift.  As it relates to FireEye’s contract specifically, I’d like to say that we and FireEye are both companies that are really committed to battling cyber crime and we came up with an agreement that allowed them to use our software for all of their consultants that are related to incident response.  I think that that’s great for us and I think it’s great for them and puts them in a position where they can renew with us every year for—I’m sure the growth that they’ll experience in their consulting business.

Brian Alger:

Great and as we’re looking, coming into RSA, I expect a fair amount of confusion as far as what EDR actually is and what EPP is, and you alluded to it a little bit in your prepared remarks.  I found it a little interesting in the Gartner report that they cited your ability to remediate has been a differentiator versus

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something the guys like Tanium and Carbon Black.  How does that play into the EPP environment where their subscription or subscriber based platforms maybe don’t have that same remediation?

Patrick Dennis:

Yes, it’s a really good question and I’m always careful in the prepared remarks not to go too far down in the text stack but I think, one, I think it’s a good question is.  I think you’ll follow this answer.  Our remediation capability is one, it’s not the only, but it’s one of the reasons why I really, really, really believe you can’t deliver full and complete EDR as part of a consolidated EPP platform, certainly not as a unified single agent EPP platform and if I were a current antivirus customer who is considering broadening my deployment of “EPP technology”, I’d really only want to do that if I could drive to common agent technology.  As you know, the fact that we run in kernel mode and do file system reverse engineering gives us a significant competitive advantage as it relates to remediation because of the deep computer science that goes into that, and because I know what it takes for us to do that as it relates to remediation, I don’t see a natural way to integrate that deep computer science like really heavyweight kernel level work with these kind of higher order or lower value software products, like you would associate with signature based AV, and it’s one of the reasons why I think regardless of how Gartner or Forrester or any of those companies kind of describe the market broadly when it comes to the specificity of doing endpoint detection and response and specifically rapid detection and response, heavy on the response, I don’t see that market collapsing because I don’t see a great technical way to do it.

Brian Alger:

Great.  That’s helpful and one maybe for Barry.  You talked about getting your operating expenses down inside the operating model that you had targeted for 2017.  Can you maybe give us some sense as far as what we should expect heading into the year?  Is there going to be much fluctuation on the opex lines or is it going to be relatively flat from a dollar standpoint?

Barry Plaga:

You know from—you mean from quarter-to-quarter, seasonality wise, Q3, Q4 would be a little heavier on the sale, selling and marketing expenses just due to incentive plans etc. and that’s where our bigger license quarters come in and in terms of product revenue.  But overall, we’ll see a slight dip from Q4 operating expense levels into Q1 and then it’ll be pretty consistent.  It’ll grow slightly quarter-to-quarter throughout the year but be within a pretty narrow band.

Brian Alger:

Great.  Thanks, guys and again, great job on 2016.

Patrick Dennis:

Thanks.  Enjoy the show.

Operator:

Our next question comes from Michael Kim with Imperial Capital.  Please proceed with your question.

Michael Kim:

Hi.  Good afternoon, guys.

Barry Plaga:

Hey Michael.

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Patrick Dennis:

Hey Michael.  How are you?

Michael Kim:

Good.  So just going back to the large deal activity, especially the $1 million deals are you typically finding enterprise customers going deep with one of the three products in the forensic suite or is it typically multiproduct deals for the most part?

Patrick Dennis:

That’s a good question.  So, the truth is most of the million-dollar deals are actually single product where you go way across an enterprise at full scale.  A lot of the $250,000 deals are also single product at some level of scale and interestingly there is a band in between there that I don’t talk much about, but deals that are over $250,000 and under a million interestingly enough, tend to be multiproduct deals where you’re buying some combination generally of two products, sometimes three, and you’re going across a meaningful number at that point.  So, an example there would be, had a couple of transactions that are that size where somebody is doing eDiscovery and Endpoint Investigator and Endpoint Security for their enterprise at 50,000 points of scale and that can get you into that $700,000, $800,000 range.

Michael Kim:

Got it.  Are you seeing any early kind of signs for the up-sell, cross-sell opportunity, maybe take EnForce Risk Manager into some of the Endpoint customers or vice versa?

Patrick Dennis:

In the prepared remarks today, I talked about Cox and I pick that one specifically for that reason.  They’re a long-time customer.  They own most of what we have and they added Risk Manager this last quarter and they paid real money for it.  So, it isn’t like it’s a sort of situation where anybody thinks they’re getting these products off of maintenance any longer.  So, that’s one example.  There are plenty.  I’d say, if you look at the transactions today, about half come from net new customers and about half come from cross-sell opportunities in some way shape or form.  So, if you like that mix is pretty healthy.  It’s great to get new logos.  That certainly helps bolster the business over time and I feel like it’s good to be measured about closing transactions with your existing customers because it proves that they’re satisfied and I think you guys know we’re focused on driving high level of customer satisfaction going forward so pretty happy with the 50-50 mix.  We’re landing new logos that are attractive all the time and we’re continuing to drive across the install base of Endpoints where we have, so, been really happy with that performance over the last few quarters.

Michael Kim:

Got it and then, just going to the ASPs, I think sequentials around closer to 80,000, is it just based on kind of a mix of smaller deal of newer customer’s kind of coming on board and as a precursor to enterprise-wide?

Patrick Dennis:

Yes, so what drove up the ASPs broadly speaking was a combination of price increases, enterprise selling moving into categories that we hadn’t previously seen and if you see some variance quarter-to-quarter in that, we’ve also been doing some upgrade programs along the way and when you average everything out, if you have upgrade deals and flow through, which tend to happen in Q4 when there is a budget flush (phon) you can see some variability there as well.  But if you look at that trend line over a set

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of quarters as we continue to see this ASP expansion to the tune of 100% for the full-year, and you know I think that that will hold and continue plus or minus a few percentage points as we move through this year.

Michael Kim:

Got it and did you see a similar level of channel mix getting some early leverage from some of the partners, DarkMatter, some of the channel expansion efforts that you’ve been doing?

Patrick Dennis:

Yes, similar channel mix when there is something big to report there, I will then—you picked up on DarkMatter.  I think that we have queued up a couple of really big partnerships and it would not surprise me to report some nice results out of those partnerships during the course of this year.  I will say that our efforts in the Middle East have gone exceptionally well and I attribute most of that success to the fact that we’ve a strong channel program there.  So, I’ll do specific callouts for you when I think they’re warranted.  But broadly speaking, the mix has been consistent with where I said it would be for the past several quarters and I think this will be the year where we start to see a little bit of breakout there but anticipate something over the course of the year that gives you guys some evidence that those things are really working.

Michael Kim:

Okay, great and then, let’s see, one last for Barry as well.  Just looking at the classic component of the enterprise software revenue, didn’t he state sort of reaching kind of this dollar value at this point or how do you see that progressing through the year?

Barry Plaga:

For that line of business, I think it’s going to stay relatively flat.  It’s not going to be a big grower or a big decliner.  So, we have a pretty conservative view on that in the plan and in the guidance we gave.

Michael Kim:

Great.  Well, terrific and see you guys at RSA.

Patrick Dennis:

Thanks, see you at the show.

Barry Plaga:

Thanks.

Operator:

Our next question comes from Mark Schappel of Benchmark.  Please proceed with your question.

Mark Schappel:

Hi, good evening.  Thanks for taking my question.  Patrick, just building on an earlier question regarding your FireEye partnership, I was wondering if you could just detail some of the differences between the former arrangement and the new arrangement?

Patrick Dennis:

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Sure.  I mean at the broadest level and this will be true for the service level or for true as a service provider relationships in general, I just want to be sensitive to the relationship with FireEye.  They mean a lot to us as a client and really these comments would relate to that broad category of service provider.

There is generally two modes of operation, one where they engage us and what I refer to as an ad-hoc manner where a consultant lands an engagement and they call up and they need a license or two or some number to support the engagement that they’ve just closed at their firm.  The alternative is, a larger agreement like the one we did with FireEye where they recognize the value in our technology across all their consultants.  They know that if they’re trained and they have skills in and around our software, they get some leverage out of being able to use those tools at scale and they want to just frankly put an end to kind of the ones who do the ad-hoc buying pattern.  So, I think we really template it—this with one of our federal businesses and we’ve started to use it across the rest of our business including this transaction with FireEye and I’m optimistic that we’ll get the additional companies that work at scale in the service provider business to recognize this as just kind of a better arrangement both for them and for us.

Mark Schappel:

Okay, great and then on the sales front, what are your thoughts as far as hiring sales reps in the coming year?

Patrick Dennis:

We have penciled in a number in the plan.  We have the right amount of working capacity on the ground today for us to achieve the plan that we laid out through the restructuring that we did in go-to-market over, really actually it’s a little bit longer than the last year that we’ve gotten into a place where the sales force is effectively off the ramp.  We have the right caliber of wrapping (phon) whole.  We’ve had managers now in place in key spots for a while.  So, I’m pretty optimistic about the sales force that they—think they’re in a good place and notwithstanding the attrition that you would expect here and the over course of the year, we’re in the right spot for us to have the right quota carrying capacity to hit the number.

Mark Schappel:

Great.  Thank you.  That’s all from me.

Patrick Dennis:

Thanks.

Operator:

Our next question comes from Andrew Nowinski of Piper Jaffray.  Please proceed with your question.

Andrew Nowinski:

Hey, good afternoon.  Thanks for taking the question.  Maybe just starting off a question on the geographic split, I guess, it looks like you’re still pretty underpenetrated internationally, how should we think about 2017 in terms of what the mix might look like at the end of the year?

Patrick Dennis:

Yes.  So probably by the end of next year, we’ll be at a 30-70 percent mix.  We’ve been pretty heavily 75% to 80% North America, primarily US, and that’s due to kind of a historical mix of our forensic and eDiscovery lines which were in the early days heavily weighted towards the US and now have spread out, but as Endpoint Security and EDR products and the forensic security suite begin to become the more

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dominant share of our product revenue, that’s more of a worldwide purchase and so we’ll see some upticks in our international mix quite a bit I think over 2017 and 2018.

Andrew Nowinski:

Makes sense and then on the cash flow side, I guess, anything abnormal this quarter, and then how should we think about free cash flow for 2017?

Barry Plaga:

So, free cash flow for 2017, we gave—there was nothing unusual in Q4, pretty straightforward cash flow from operations number there.  For 2017, we guided an EBITDA percentage of 8% to 10%.  We’re looking at a pretty low cap ex year for 2017 and ‘18, so maybe a million to a $1.5 million over each year.  So, the free cash flow is probably 7% to 8%, maybe 7% to 9% in terms of the range.

Andrew Nowinski:

Okay.  Got it.  Then last one for me, I think you said the product gross margin improved which was due to higher mix of software, I guess was that related to the growth you saw in forensic products?

Patrick Dennis:

Yes, it was related to the growth we saw in the forensic security suite, definitely.

Barry Plaga:

Yes.

Andrew Nowinski:

All right.  Got it.  Thanks, guys.  Look forward to seeing you.

Barry Plaga:

Thanks.

Patrick Dennis:

Thanks, Andy.

Operator:

Our next question comes from Hendi Susanto of Gabelli & Co.  Please proceed with your question.

Hendi Susanto:

Good afternoon, Patrick, Barry, and Rasmus.  Congrats on good results.

Patrick Dennis:

Thanks, Hendi.

Barry Plaga:

Thanks, Hendi.

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Rasmus Van Der Colff:

Thank you.

Hendi Susanto:

Patrick and Barry, may I know your assumptions in your 2017 guidance in terms of products, services, and maintenance revenue growth?

Barry Plaga:

In terms of the growth mix?

Hendi Susanto:

Yes.

Barry Plaga:

In those three lines, so we’re looking at double-digits in product revenues in terms of growth rates.  Services would be kind of flattish.  We’re not forecasting a big uptick in our services business or our training business and our case central business, because we’re basically forcing a lot of business through the channel now and hopefully they’re taking on some of that services opportunity and that’s been the aim for a couple of years now, and then maintenance will grow probably 3% to 5%.

Hendi Susanto:

Okay, and…

Barry Plaga:

So, there’s your comp.

Hendi Susanto:

Then, Patrick mentioned that guidance is considering some shift over product subscription.  Is that part of your guidance also?

Barry Plaga:

There’s always those deals every year for the last at least four quarters where opportunistically a customer kind of demands a subscription and we’ve been able to manage through those and book them that way.  We haven’t contemplated any big switchover to a subscription in the 2017 model, but it’s something we’re constantly evaluating against the competitive landscape.

Patrick Dennis:

Yes, and Hendi, some of this is going to be—here’s what I don’t want to do, I don’t want to enter a quarter where I feel like we’re springing on you the fact that we’re thinking about these things.  Many of the people that are on this call also get on calls with our competitors or other people that are in the space and I just want to acknowledge that we’re aware that a large portion of the security software business has gone to subscription.  We’re going to be thoughtful about how we do it, as Barry described, we’re currently in a phase which I would describe as opportunistic.  At some stage, we’ll

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move from opportunistic to plan full (phon) and we would communicate that at that time and at some stage, we’ll move from plan full to cutting things over and that’s all over a long, long period of time.  Just take note we’re acknowledging that it’s a journey that we have to be on and we’re doing it again in an opportunistic way now and we will be more plan full about it as time goes on.

Hendi Susanto:

Okay, and then Barry, as we are expecting a positive EBITDA improvement in 2017, how should we model the tax in 2017?

Barry Plaga:

Yes, good question.  So, taxes will be up slightly—I mean, we’re still in a pretty favorable tax position in terms of our carryovers and NOLs, but overall, we’re looking at about $75,000 to a $100,000 of tax expense each quarter.  So, we’re looking at $300,000 to $400,000 in 2017.  (Inaudible).

Hendi Susanto:

Thank you, Patrick.  Thank you, Barry and I’ll see you soon at RSA and all the best for 2017.

Patrick Dennis:

Great.  Thank you.

Barry Plaga:

See you soon.

Operator:

Ladies and gentlemen, we’ve reached the end of our question-and-answer session.  I’d like to turn the call back over to Mr. Van Der Colff for closing remarks.

Rasmus Van Der Colff:

Great.  Thank you, Operator.  That concludes our call for today, and I’d like to thank everybody for joining us.

Patrick Dennis:

Thank you.

Operator:

This concludes today’s conference.  You may disconnect your lines at this time.  Thank you for your participation.

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